Exhibit 2.1

Execution Copy

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DIODES INCORPORATED,

PSI MERGER SUB, INC.

AND

PERICOM SEMICONDUCTOR CORPORATION

Dated as of November 6, 2015

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of November 6, 2015 (this “Amendment No. 1”), by and among DIODES INCORPORATED, a corporation incorporated in the State of Delaware (“Parent”), PSI Merger Sub, Inc., a corporation incorporated in the State of California (“Merger Sub”), and PERICOM SEMICONDUCTOR CORPORATION, a corporation incorporated in the State of California (the “Company”). Each of the parties to this Amendment No. 1 is individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger dated as of September 2, 2015 (the “Merger Agreement”);

WHEREAS, pursuant to Section 9.7 of the Merger Agreement, at any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement signed by each of the Parties;

WHEREAS, the Parties wish to amend the Merger Agreement to reflect (a) an increase in the amount of the Merger Consideration and (b) an amendment to the definition of “Termination Fee” set forth in Annex A of the Merger Agreement;

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and for other good and valuable consideration receipt of which is acknowledged, the Parties hereby agree as follows:

1.	Defined Terms:

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

2.	Amendment to the Merger Agreement

2.1	The first sentence of Section 2.1(a) of the Merger Agreement is hereby deleted entirely and replaced with the following:

“(a) Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Parties, subject to Section 2.1(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Company Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) shall be automatically converted into the right to receive $17.75 in cash, without interest (the “Merger Consideration”).”

2.2	The definition of “Termination Fee” set forth in Annex A – Definitions of the Merger Agreement is hereby deleted entirely and replaced with the following:

“ “Termination Fee” means $15,700,000.”

3.	No Other Change

The Parties hereby acknowledge and agree that the other terms and provisions of the Merger Agreement shall not be affected and shall continue in full force and effect.

4.	Counterparts; Facsimile Execution

This Amendment No. 1 may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or .pdf execution and delivery of this Amendment No. 1 is legal, valid and binding for all purposes.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to be duly executed by their respective authorized signatories as of the date first indicated above.

DIODES INCORPORATED

By:	/s/ Keh-Shew Lu
	Name:	Keh-Shew Lu
	Title:	Chief Executive Officer

PSI MERGER SUB, INC.

By:	/s/ Keh-Shew Lu
	Name:	Keh-Shew Lu
	Title:	Chief Executive Officer

PERICOM SEMICONDUCTOR CORPORATION

By:	/s/ Alex Chiming Hui
	Name:	Alex Chiming Hui
	Title:	Chief Executive Officer